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[LOGO TAMBRANDS]                                      News Release
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Tambrands Inc. - 777 Westchester Avenue - White Plains, NY  10604


Investor Contact:                                     Media Contact:
- -----------------                                     --------------
Kathy Brooks Makrakis                                 Janey M. Loyd
(914) 696-6509                                        (914) 696-6330

FOR IMMEDIATE RELEASE  (Tuesday, July 23, 1996)
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          TAMBRANDS SECOND-QUARTER RESULTS IN LINE WITH EXPECTATIONS
          ----------------------------------------------------------

White Plains, New York--July 23, 1996--Tambrands Inc. (NYSE:TMB) reported today that second-quarter sales and earnings were in line with the Company's expectations as announced last month.

For the quarter ended June 30, 1996, net sales were $161,307,000, compared with sales of $176,338,000 in the second quarter of 1995. Net earnings were $13,015,000, or $0.35 per share, compared to $13,037,000, or $0.36 per share, in the same period of 1995 after a litigation charge. Without the charge, second-quarter 1995 earnings were $21,723,000, or $0.59 per share. As announced in June, the lower sales and earnings were due primarily to lower U.S. unit sales resulting from unprecedented competitive activity, particularly in the form of retail price promotions by competitors.

Edward T. Fogarty, Tambrands President and Chief Executive Officer, commented, "Despite the current pricing pressure, we're committed to our long-term strategy to grow the worldwide tampon market and the Tampax brand through innovative new products and increased marketing support. We're encouraged that our new Tampax Naturals product has achieved a very solid market share during the second quarter, despite the extensive competitive price promotions at retail. We're now extending the line to include a 100% cotton Naturals Non-Applicator product, which marks Tambrands' first entry into the non-applicator tampon segment in the U.S."

For the first six months of 1996, net sales were $330,296,000 versus $343,285,000 in the comparable period of 1995. Net earnings for the first six months were $36,645,000, or $1.00 per share, compared to earnings including the litigation charge of $35,859,000, or $0.98 per share, in the first half of 1995. Excluding the charge, net earnings for the first half of 1995 were $44,545,000, or $1.21 per share.


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[LOGO TAMBRANDS]
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The Company also announced that the Board of Directors today declared a regular quarterly dividend of $0.46 per share, payable on September 16, 1996 to shareholders of record on September 2, 1996.

Tambrands has manufactured Tampax/R/ tampons for 60 years, and today is the worldwide market leader. Tampax tampons are sold in over 150 countries and are used with confidence by millions of women.

A summary of consolidated operating results for the three months and six months ended June 30, 1996 is attached.

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                                TAMBRANDS INC.
                        CONSOLIDATED INCOME STATEMENTS
                      3 Months and 6 Months Ended June 30


(In thousands,           3 Months Ended               6 Months Ended
 except per share            June 30                      June 30
 figures)              -------------------  Percent -------------------  Percent
                         1996       1995    Change    1996       1995    Change
                       --------   --------  ------  --------   --------  ------

NET SALES              $161,307   $176,338    (9)   $330,296    343,285    (4)

COST OF
PRODUCTS SOLD            54,068     58,428    (7)    109,909    113,732    (3)
                       --------   --------          --------   --------

GROSS PROFIT            107,239    117,910    (9)    220,387    229,553    (4)

SELLING, ADMIN. AND
GENERAL:
  MARKETING, SELLING
  AND DISTRIBUTION       72,178     66,604     8     132,631    125,288     6

  ADMIN. AND GENERAL     12,336     13,907   (11)     25,818     27,622    (7)
                       --------   --------          --------   --------
                         84,514     80,511     5     158,449    152,910     4
                       --------   --------          --------   --------

OPERATING INCOME         22,725     37,399   (39)     61,938     76,643   (19)

INTEREST,
NET AND OTHER            (2,294)    (2,594)  (12)     (4,411)    (5,028)  (12)

LITIGATION
CHARGE                        -    (11,396)    -           -    (11,396)    -
                       --------   --------          --------   --------

EARNINGS BEFORE
PROVISION FOR INCOME
TAXES                    20,431     23,409   (13)     57,527     60,219    (4)

PROVISION FOR
INCOME TAXES              7,416     10,372   (28)     20,882     24,360   (14)
                       --------   --------          --------   --------

NET EARNINGS           $ 13,015   $ 13,037     -    $ 36,645   $ 35,859     2
                       ========   ========          ========   ========

NET EARNINGS
PER COMMON SHARE       $   0.35   $   0.36    (3)   $   1.00   $   0.98     2
                       ========   ========          ========   ========

AVG. SHARES
OUTSTANDING              36,835     36,656            36,803     36,667